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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Grubb & Ellis Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Grubb & Ellis Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the “Company”) to be held at 9:00 a.m., local time, on Tuesday, November 18, 2003 in the Birch Room of the Northbrook Hilton, 2855 North Milwaukee Avenue, Northbrook, IL 60062.

Stockholders of record at the close of business on September 22, 2003 (the “Record Date”) may vote at the Annual Meeting, and will receive this Notice and the proxy statement, which are first being mailed on or about October 20, 2003.

A list of the stockholders who are entitled to vote at the meeting will be available for inspection by any stockholder for any purpose related to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the Company’s executive offices, located at 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

The purposes of the meeting are:

1.	To elect four (4) directors to the Board of Directors to serve for one year and until their successors are elected and qualified; and

2.	To transact any other business properly brought before the meeting.

The meeting will also provide an opportunity to review with you the business of the Company during the 2003 fiscal year and give you a chance to meet your directors.

Your vote is important to the Company. To be sure that your shares are represented at the meeting, whether or not you plan to attend, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed reply envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the meeting.

Sincerely,

Brian D. Parker
Chief Financial Officer

October 20, 2003

QUESTIONS AND ANSWERS ABOUT VOTING
ELECTION OF DIRECTORS
STOCK OWNERSHIP INFORMATION
EXECUTIVE OFFICERS
Employment Agreements of Co-Chief Executive Officers
RELATED PARTY TRANSACTIONS

GRUBB & ELLIS COMPANY

Executive Offices

2215 Sanders Road, Suite 400
Northbrook, Illinois 60062

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING

1.    Q:  What will I be voting on?

       A:  (1) the election of four directors;
            (2) any other business properly before the meeting.

2.    Q:  How are directors nominated?

A:	Our Bylaws provide that nominations for director are made by written notice to the Secretary of the Company at least 14 days before the stockholders’ meeting at which directors are to be elected. The Board of Directors (the “Board”) nominated the candidates listed in this proxy statement. The Board has no reason to believe that any nominee will be unable to serve as a director of the Company. If someone is nominated and becomes unable to serve, then your signed proxy card will authorize Brian Parker and Maureen Ehrenberg, officers of the Company who are the proxy holders, to nominate someone else.

3.    Q:  Who has the right to vote?

A:	All common and Series A preferred stockholders, who will vote as a single class, as of the close of business on September 22, 2003 (the “Record Date”) can vote. On that date, there were 15,097,371 outstanding shares of common stock of the Company. Each share of common stock is entitled to one vote. On that same date, there were 11,725 shares of Series A Preferred Stock (“Preferred Stock”) outstanding, and each share of Preferred Stock is entitled to 949 votes, providing for an aggregate of 11,127,025 votes for the Preferred Stock. Therefore, the total number of votes available at the Annual Meeting is 26,224,396. A majority of the outstanding votes is a quorum. Note: references to “common stock” elsewhere in this proxy statement mean shares of common stock of the Company, and references to “capital stock,” “stock” and “shares” mean shares of common stock and Preferred Stock of the Company, together.

4. Q:	Do any stockholders have agreements or rights about how they will vote their shares?

A:	Yes. Here is some information about a voting agreement involving certain principal stockholders and directors of the Company and the Series A Preferred Stockholder rights.

1997 Voting Agreement. There is an agreement (“1997 Voting Agreement”) dated January 24, 1997, among Warburg, Pincus Investors, L.P. (“Warburg”); C. Michael Kojaian, the Chairman of the Company, and Mike Kojaian (collectively, the “Kojaian Investors”); and The Goldman Sachs Group, Inc. (“GS Group”), which was entered into in connection with certain financing transactions of the Company in 1996 and 1997. Under this agreement, the parties agreed to vote all of their shares of common stock for one director nominee designated by the Kojaian Investors (“Kojaian Nominee”), one director nominee designated by GS Group (“Goldman Nominee”), and all director nominees designated by Warburg (“Warburg Nominees”). The 1997 Voting Agreement provides that the Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates; and the

Goldman Nominee must be an employee of Archon Group, L.P. or Goldman, Sachs & Co. (“Goldman Sachs”), or an affiliate of either firm. In order for the parties to this agreement to have the right to designate nominees, they must beneficially own the following minimum amounts of common stock: the Kojaian Investors or a controlled transferee (1,250,000 shares); Warburg (5,509,169 shares); and GS Group (1,250,000 shares). For the 2003 election of directors, C. Michael Kojaian has been designated as the Kojaian Nominee, and neither Warburg nor Goldman Sachs has designated any nominees.

See also “Stock Ownership Information.”

To our knowledge, the Kojaian Investors intend to vote all of their shares in favor of all nominees for the directors listed in this proxy statement. The Kojaian Investors and their affiliates have the power, without the vote of other stockholders, to elect all nominees to the Board.

Designation of Series A Committee Members. Our Amended and Restated Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock (“Certificate of Designations”), which was filed with the Delaware Secretary of State on September 17, 2002, provides that the holders of a majority in interest of our Preferred Stock are entitled, at any time and from time to time during the 36-month period beginning on the date of issuance of the Preferred Stock, to designate three of the Company’s then current directors to act as a committee (the “Series A Committee Members”) whose approval is required, in addition to all other Board, stockholder and other approvals that may be required, in order for the Company to effect a sale, merger, consolidation, reorganization or the acquisition of another entity, or to effect the liquidation or dissolution of the Company. Presently, the holder of all the outstanding shares of our Preferred Stock is Kojaian Ventures, L.L.C. (“KV”) an affiliate of the Chairman of the Company. As of the date of this proxy statement, KV has not designated any Series A Committee Members. See “2002 Preferred Stock” under “Related Party Transactions” in this proxy statement.

5.    Q:  What other business will be acted upon at the annual meeting?

A:	We know of no other business for the meeting. Your signed proxy card will authorize the proxy holders to vote on your behalf in their discretion on any other business that may properly be brought before the meeting.

6.    Q:  How do I vote?

A:	If you have an account “on record” at Computershare Investor Services, L.L.C., our stock transfer agent and registrar (“Computershare”), or if you have Grubb & Ellis shares in your 401(k) plan account, you can vote any of these ways:

(a)	Return the proxy card: Mark the boxes that show how you want to vote, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the nominees listed on the card.

(b)	By telephone: Call toll-free 1-888-583-9310 in the United States or Canada any time prior to 1:00 A.M., Central Time, on November 18, 2003 from a touchtone telephone. Enter the Holder Account Number (excluding the letter “C”) and the Proxy Access Number from your proxy card, then follow the instructions to cast your vote. Do not mail back your proxy card.

(c)	On the Internet: Go to the following website prior to 1:00 A.M., Central Time, on November 18, 2003: www.computershare.com/us/proxy. Enter the information requested on your computer screen, including your Holder Account Number (excluding the letter “C”) and the Proxy Access Number from your proxy card, then follow the instructions on your screen to cast your vote. Do not mail back your proxy card.

Canceling your vote: You can cancel your vote by mailing another proxy card with a later date, telephoning to re-vote, or logging onto the Internet and re-voting. You can also:

(1)	attend the meeting and vote by ballot; or
(2)	send written notice to the Secretary of the Company canceling your vote.

If you hold shares in a brokerage account, you must follow the instructions you received with this proxy statement for voting and/or canceling your vote.

7.    Q:  What does it mean if I get more than one proxy card?

A:	You should vote on each proxy card you receive. If you are a record stockholder, have an account “on record” with Computershare, or if you hold Grubb & Ellis shares in your 401(k) plan account, you will receive a proxy card with a reply envelope addressed to Computershare. For any accounts held in different ways, such as jointly with another person or in trust, you will receive separate proxy cards. If you have more than one account at Computershare and wish to consolidate the accounts, or if you share the same address as other Grubb & Ellis stockholders and wish to receive only one set of stockholder materials for your household, such as proxy statements and annual reports to stockholders, please call Shareholder Services at Computershare: Ph. (312) 360-5100. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from your broker, and you will send your vote to your broker according to the broker’s instructions. If you hold shares in our Employee Stock Purchase Plan, you will receive voting materials directly from E*TRADE— and you will send your vote back to E*TRADE (as you would for any stock brokerage account). If you do not vote your 401(k) plan shares, the plan trustee, Fidelity Management Trust Company, will not vote your shares.

8.    Q:  Who will count the votes?

       A:  Computershare will act as inspector of election and tabulate the votes.

9.    Q:  What vote is needed to elect a director?

A:	A vote in favor of a nominee by a plurality of the votes represented and voting at the meeting is needed to elect a director. Cumulative voting is not permitted.

Where a proxy card has been voted “abstain,” “withhold authority,” or “broker non-vote,” the shares are counted for quorum purposes, but are not considered cast for voting on a proposal or an election. “Broker non-vote” means that shares are held by a broker or in nominee name and the broker or nominee has signed and returned a proxy card to us, but for which the broker has no authority to vote because no instructions have been received from its customer.

10. Q:	Who is soliciting my vote and how much does it cost the Company?

A:	Our Board of Directors is asking you to vote in favor of the nominees for director who were selected by the Board and identified in this proxy statement. Morrow & Co., Inc. was engaged to assist in distribution of the proxy materials to holders of stock brokerage accounts, at a fee of $2,000 plus expenses estimated at $2,000. Also, our employees and directors may solicit proxies as part of their assigned duties, at no extra compensation. The Company will pay the expenses related to this proxy solicitation.

11. Q:	What information will I receive with this solicitation?

A:	You should have received with this proxy statement the Annual Report to Stockholders for the 2003 fiscal year. Stockholders may request another copy of the Annual Report from Investor Relations, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062. In addition, you may download the Annual Report from the Company’s website on the Internet at www.grubb-ellis.com.

12. Q:	How can I as a stockholder arrange for a proposal to be included in next year’s Company proxy statement?

A:	For your proposal to be considered for inclusion in NEXT YEAR’s proxy statement, you can submit a proposal in writing to our Corporate Secretary at our headquarters by June 13, 2004. If you are eligible to submit the proposal, and if it is an appropriate proposal under proxy rules of the Securities and Exchange Commission (“SEC”) and our Bylaws, it will be included.

13. Q:	Will my proxy confer discretionary authority to vote on shareholder proposals next year?

A:	If we receive notice of a stockholder proposal after June 13, 2004 and before August 31, 2004, then the proposal does not need to be included in next year’s proxy statement and the proxy holders would have discretionary authority to vote on the matter only under certain circumstances, and only if the matter is included in the proxy statement. If we receive notice of a stockholder proposal after August 31, 2004, then the proxy holders can vote on such a proposal in their discretion based upon the signed proxy cards which have been returned to us, but the matter will not be discussed in the proxy statement and will not be listed on the proxy card (because the submission deadline will have been missed).

ELECTION OF DIRECTORS

A.     Information About the Board and its Compensation

The Board held 12 meetings during the fiscal year ended June 30, 2003. Joe F. Hanauer resigned as a member of the Board effective July 29, 2002. Todd A. Williams resigned as a member of the Board effective November 18, 2002. Ian C. Morgan resigned from the Board effective December 12, 2002. Barry M. Barovick resigned from the Board effective March 14, 2003. Steven H. Shepsman resigned from the Board effective March 17, 2003. Reuben S. Leibowitz resigned from the Board effective March 25, 2003. Rodger D. Young was elected as a director by the Board effective April 1, 2003. The Board has a standing Audit Committee and a Compensation Committee, which are described below, and does not have a Nominating Committee. The Board formed one special committee during the past fiscal year, of which R. David Anacker was the sole member. The committee was formed in April 2003 to evaluate certain financing proposals and met five times before it was dissolved after it had completed its task. Each incumbent director attended at least 75% of the meetings of the Board and any standing Board committees on which he served. Rodger D. Young attended all of the meetings held following his election to the Board.

Compensation of Directors. Only outside directors (who are unaffiliated with the Company as officers or representatives of principal stockholders) receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $20,000, a fee of $1,500 for each Audit Committee meeting attended, and a fee of $1,000 for each Board or other committee meeting attended. These fees are set by the Board. Under the 1993 Stock Option Plan for Outside Directors, outside directors each receive an option to purchase 10,000 shares of common stock upon the date of first election to the Board, and an option to purchase 8,000 shares of common stock upon successive fourth-year anniversaries of service. The exercise prices of the options are equal to market value on the dates of grant. Directors other than members of the Compensation Committee are also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

Compensation Committee. The functions of the Compensation Committee are the approval of compensation arrangements for our executive officers, administration of certain stock option and other compensation plans, making recommendations to the Board regarding the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of equity incentives to our officers. The members of the Compensation Committee were Reuben S. Leibowitz and C. Michael Kojaian. The Compensation Committee conducted one meeting during the 2003 fiscal year. Subsequent to Mr. Leibowitz’ resignation from the Board of Directors in March 2003, Mr. Kojaian is currently the sole member of the Compensation Committee.

B.     Audit Committee Report

The following Audit Committee Report is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act.

Composition of the Committee. The Audit Committee of the Board is to be composed of at least three independent directors. The current member of the Audit Committee is R. David Anacker, Chairman. The Committee currently has two vacancies due to the resignations from the Board in fiscal 2003 of Steven H. Shepsman and Joseph Hanauer, who were also members of the Audit Committee. The Board has determined that the members of the Audit Committee are independent and financially literate.

Charter and Responsibilities of the Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee was last revised effective March 20, 2001 and was included in the fiscal 2001 proxy statement as Exhibit A. The Audit Committee intends to revise its charter in the next year to incorporate the anticipated final Sarbanes-Oxley Act and exchange listing requirements.

The primary function of the Committee is to provide assistance to the Board in fulfilling its oversight responsibility to the stockholders and others relating to the corporate accounting functions, the systems of internal controls, and the integrity and quality of the financial reports of the Company. The responsibilities of the Committee include recommending to the Board the appointment of independent accountants as auditors; approval of the scope of the annual audit; and a review of: a) the independence and performance of the auditors; b) the audit results and compliance with the auditors’ recommendations; and c) financial reports to stockholders. In addition, the Committee approves the selection of any vendor utilized for internal auditing; and monitors the Company’s internal audit function, its corporate accounting function and the effectiveness of internal controls, and compliance with certain aspects of the Company’s conflicts-of-interest policy.

The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for the Company’s internal controls and the financial reporting process. The Audit Committee is responsible for monitoring these processes.

Business of the Committee for the 2003 Fiscal Year. The Audit Committee met nine times during the 2003 fiscal year. The meetings were designed to facilitate communications between the Audit Committee, management, the internal auditors, and the Company’s independent public accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented consolidated financial statements. The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2003 fiscal year with management and the independent accountants. The Committee meets with the independent accountants at the conclusion of each of their presentations. Management personnel are excused from these meetings.

The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from the Company, and considered the compatibility of the non-audit services with the auditors’ independence. Effective in November 2002, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by the Committee.

In reliance on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

THE AUDIT COMMITTEE

R. David Anacker, Chairman

The Company’s Auditors. Ernst & Young LLP (“Ernst & Young”), independent public accountants, served as our auditors for the 2003 and 2002 fiscal years. It is anticipated that Ernst & Young will be appointed as our auditors for the 2004 fiscal year as well. Representatives of Ernst & Young are expected to attend the Annual Meeting and will be available to answer questions. They will have an opportunity to make a statement if they wish. Ernst & Young billed the Company the fees and costs (“fees”) set forth below for services rendered during the fiscal years ended June 30, 2003 and 2002, respectively.

	2003		2002

Audit Fees	$316,950		$250,050
Financial Information Systems Design and Implementation Fees	$—		$—
All Other Fees:
Audit Related Services(1)	$59,169		$34,700
Non-Audit Related Services	$122,700	(3)	$335,327	(2)

Total:	$498,819		$620,077

(1)	Audit related services generally include services in connection with pension plan audits, registration statements filed with the SEC and other transactions with respect to the Company’s securities, business acquisitions and accounting consultations.

(2)	These services were comprised of benchmarking and compensation evaluation services ($181,270), tax-related services ($85,447) and services related to a merger proposal ($68,610).

(3)	These fees related to tax-related services.

C.    Information About the Nominees for Director

The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. All nominees have consented to serve as directors if elected.

If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

The term of office of each nominee who is elected extends until the annual stockholders’ meeting in 2004 and until his successor is elected and qualified.

R. David Anacker	68, is a Principal of Canal Partners, a private investment organization. He is also the Business Development Specialist, Office of the President, for Parker-Hannifin Corporation’s Instrumentation Group, which is headquartered in Cleveland, Ohio. He has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. He served as a director of Grubb & Ellis Management Services, Inc. (“Management Services”), a subsidiary of the Company, from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.
Anthony G. Antone	34, has been associated with Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since October 1998, serving as Vice President— Development since September 2001, and as Director— Development from October 1998 to September 2001. Prior to that time he served the office of Spencer Abraham, United States Senator, as Deputy Chief of Staff from November 1996 to September 1998. Mr. Antone, an attorney, was first elected to the Board July 1, 2002.
Rodger D. Young	57, has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation located in Southfield, Michigan. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney Qualification Committee by Governor John Engler and Michigan’s Republican Congressional Delegation. His firm is currently representing the Company in a matter styled Grubb & Ellis v. Griswold Properties in Michigan’s Oakland County Circuit Court on a contingency basis.

C. Michael Kojaian	41, the Kojaian Nominee, has been Chairman of the Board of Directors of the Company since June 2002. He has also served as Executive Vice President, a director and a shareholder of Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since January 1988. He is also a director of Flagstar Bancorp, Inc. Mr. Kojaian has served as a director of the Company since he was first elected in December 1996 as a representative of the Kojaian Investors.

The Board unanimously recommends that the stockholders vote FOR the election of all nominees to the Board of Directors.

STOCK OWNERSHIP INFORMATION

A.     Stock Ownership Table

The following table shows the share ownership as of September 22, 2003 by persons known by us to be beneficial holders of more than 5% of our outstanding capital stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the stock listed is common stock, and the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

	Amount and Nature of		Percent of
	Beneficial Ownership		Class(1)

Principal Stockholders:

C. Michael Kojaian (also a director)	850,842		5.6	%(2)
Mike Kojaian	850,844		5.6	%(2)
Kojaian Holdings, L.L.C.	723,840		4.8	%(2)
Kojaian Ventures, L.L.C.	1,337,358	plus	8.9	%(2)
	11,725	preferred
Warburg, Pincus Investors, L.P.	5,861,902	(3)	38.8%
The Goldman Sachs Group, Inc.	1,609,355	(4)	10.7%

Directors:

R. David Anacker	18,000	(5)	*
Anthony G. Antone	—		—
Rodger D. Young	—		—

Named Executive Officers:

Maureen A. Ehrenberg	218,068	(5)	1.4%
Richard L. Fulton	—		—
Robert H. Osbrink	15,000	(5)	*
Brian D. Parker	92		*
Robert J. Walner	80,000	(5)	*

All Current Directors and Executive Officers as a Group (10 persons):	4,094,044	(3)(4)(5)	27.1%

*	Does not exceed 1.0%.

(1)	The percentage of shares of capital stock shown for each person in this column and in this footnote assumes that such person, and no one else, has exercised any currently outstanding warrants, options or convertible securities held by him or her. Giving effect to the voting power of the Preferred Stock, the percentages of voting power at September 22, 2003 for the following are: C. Michael Kojaian and affiliates— 56.8%; Warburg— 22.4%; Goldman— 6.1%; and all current directors and executive officers as a group— 86.5%.

(2)	C. Michael Kojaian, the Chairman of the Board, is affiliated with Mike Kojaian, his father, Kojaian Holdings, L.L.C. and Kojaian Ventures, L.L.C. (“KV”), whose

11,725 shares of Series A Preferred Stock carries voting rights equivalent to 11,127,025 shares of common stock. Pursuant to the rules established under the Exchange Act, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of such Act.

(3)	Warburg, Pincus Investors, L.P., 466 Lexington Avenue, New York, NY 10017. At September 22, 2003, Warburg beneficially owned 5,861,902 shares of common stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership (“WP”). Warburg Pincus LLC, a New York limited liability company (“Warburg Pincus”), manages Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them.

(4)	The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004. Shares reported for GS Group include 112,655 shares of common stock held by Archon Group, L.P. (“Archon”). Archon is a majority-owned subsidiary of GS Group. The general partner of Archon is Archon Gen-Par, Inc. (“AGP”), which is a wholly owned subsidiary of GS Group.

(5)	Includes options under our stock option plans which were exercisable at September 22, 2002 or within sixty days thereafter, for the following numbers of shares: Mr. Anacker— 10,000; Ms. Ehrenberg— 214,022; Mr. Osbrink— 15,000; Mr. Walner— 80,000; and all current directors and executive officers as a group— 319,022.

B.     Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, the chief accounting officer and stockholders holding ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC and the NYSE reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports we have received and based upon written representations that no other reports were required, during the year ended June 30, 2003, the Insiders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

A.     Information About Executive Officers

The following are the current executive officers of the Company:

Maureen A. Ehrenberg	44, has served as Executive Vice President of the Company since November 2000, and as Senior Vice President of the Company from May 1998 to November 2000. She has also served as President of Grubb & Ellis Management Services, Inc., a wholly owned subsidiary of the Company, from February 1998 and as the head of the Company’s International Services Group since April 2003. From May 2000 to May 2001, she served as a member of the Office of the President of the Company. She also serves as a director and/or officer of certain subsidiaries of the Company. Since April 2003, Ms. Ehrenberg has also been acting as a Co-Chief Executive Officer of the Company.
Richard Fulton	55, joined Grubb & Ellis Company in September of 2002. He currently serves as the Executive Vice President, Transaction Services of Eastern Region where he is responsible for the firm’s operations east of Denver, Colorado. He is also a CCIM 103 instructor. Prior to that, he has had over 30 years in the commercial real estate industry. For 10 years he was Chairman of Grubb & Ellis’ Nashville affiliate, Centennial Inc., which earned the Affiliate of the Year in 2002. Since April 2003, Mr. Fulton has also been acting as a Co-Chief Executive Officer of the Company.
Robert Osbrink	54, joined Grubb & Ellis Company in January of 1988. Since December 2001 he has served as Executive Vice President, Transaction Services of the Western Region. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for the Company. Since April 2003, Mr. Osbrink has also been acting as a Co-Chief Executive Officer of the Company.

Brian Parker	52, has served as the Chief Financial Officer of the Company since March 2003. From July 2001 he was founder and president of Joplin Advisors, Inc., a management consulting firm. Prior to July 2001, he was the Chief Financial Officer of the Company from October 1996 to January 2000 and served as Executive Vice President Business Development from February 2000 until his resignation from the Company in June 2001. He was also a member of the Office of the President of the Company from May 2000 until May 2001. He also serves as a director and/or officer of certain subsidiaries of the Company. Since April 2003, Mr. Parker has also been acting as a Co-Chief Executive Officer of the Company.

B.     Executive Compensation

The table below shows compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 2003, 2002 and 2001 by the following executives:

(a)	the persons who served as Chief Executive Officer or in a similar capacity for the 2003 fiscal year (Mr. Barovick thru March 14, 2003; Ms. Ehrenberg, Mr. Fulton, Mr. Osbrink, and Mr. Parker for the balance of the fiscal year);

(b)	the persons who served as Chief Financial Officer for the 2003 fiscal year (Mr. Bress through February 28, 2003; Mr. Parker for the balance of the fiscal year);

(c)	each of the four most highly-compensated executive officers of the Company who were serving as executive officers at June 30, 2003, other than the Chief Executive Officer (Mr. Walner); and

(d)	two additional executive officers that terminated employment with the Company during the fiscal year ended June 30, 2003 (Mr. Bress and Mr. Costello).

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
	Annual Compensation			Awards

					Securities
				Restricted	Underlying	All Other
Name and		Salary	Bonus	Stock	Options/SARs	Compensation
Principal Position(1)	Year	($)	($)(2)	($)(3)	(#)(4)	($)(5)

Barry M. Barovick	2003	720,000	0	351,250	0	1,849,000	(6)
Former President and	2002	1,000,000	1,527,000	62,500	0	0
Chief Executive Officer	2001	125,000	250,000	0	500,000	0

Maureen A. Ehrenberg	2003	358,000	150,000	0	0	0
Co-Chief Executive Officer,	2002	315,000	120,000	0	0	3,000
Executive Vice President, and	2001	308,000	435,000	0	0	3,000
President, Management Services

Richard L. Fulton	2003	401,000	0	0	0	0
Co-Chief Executive Officer,	2002	0	0	0	0	0
EVP, Transaction Services	2001	0	0	0	0	0

Robert H. Osbrink	2003	550,000	139,000	0	0	0
Co-Chief Executive Officer,	2002	225,000	247,000	0	0	3,000
EVP, Transaction Services	2001	160,000	252,000	0	0	3,000

Brian D. Parker	2003	113,000	28,000	0	0	0
Co-Chief Executive Officer,	2002	0	0	0	0	0
Chief Financial Officer	2001	257,000	350,000	0	0	396,000	(7)
Robert J. Walner	2003	413,000	0	0	0	723,000	(8)
Former Executive Vice	2002	350,000	120,000	0	50,000	3,000
President, Chief	2001	205,000	145,000	0	0	3,000
Administrative Officer and
Chief Legal Officer
Ian Y. Bress	2003	362,000	0	0	0	348,000	(9)
Former Chief Financial Officer	2002	452,000	225,000	0	0	0
	2001	11,000	50,000	0	100,000	0
Mark R. Costello	2003	100,000	0	0	0	920,000	(10)
Former Chief Operating	2002	600,000	626,000	0	250,000	0
Officer	2001	0	0	0	0	0

(1)	Mr. Barovick was elected a director and appointed President and Chief Executive Officer as of May 15, 2001. Messrs. Bress and Costello were appointed Chief Financial Officer as of June 18, 2001 and Chief Operating Officer as of July 23, 2001, respectively. Ms. Ehrenberg has been acting as Co-Chief Executive Officer since April 2003. Previously, Ms. Ehrenberg was appointed Executive Vice President as of November 16, 2000, served as a member of the Office of the President from May 31, 2000 to May 15, 2001 and was appointed President, Management Services in February 1998. Mr. Parker was appointed Chief Financial Officer in March 2003 and has been acting as Co-Chief Executive Officer since April 2003. Previously, Mr. Parker served as Chief Financial Officer of the Company from October 1996 to January 2000 at which time he was appointed Executive Vice President Business Development. Mr. Parker also served as a member of the Office of the President from May 31, 2000 until May 15, 2001. Mr. Fulton has been acting as Co-Chief Executive Officer since April 2003 and also serves as the Company’s Executive Vice President of Transaction Services for the Eastern Region. Mr. Osbrink has been acting as Co-Chief Executive Officer since April 2003 and also serves as the Company’s Executive Vice President of Transaction Services for the Western Region. Mr. Walner was appointed Executive Vice President of the Company as of November 16, 2001 (serving as Senior Vice President prior to that time), Chief Administrative Officer as of July 25, 2001 and Chief Legal Officer as of January 1, 1994. Mr. Barovick resigned as Chief Executive Officer effective March 12, 2003. Mr. Bress resigned as Chief Financial Officer effective March 1, 2003. Mr. Costello resigned as Chief Operating Officer of the Company as of July 12,

2002. Mr. Walner resigned as Chief Administrative Officer and Chief Legal Officer as of July 2, 2003. See “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” below, for more information.

(2)	The bonus compensation for Mr. Osbrink, Mr. Parker, Mr. Walner and Ms. Ehrenberg set forth in the table represents incentives that were primarily paid in the fiscal year indicated for services rendered during the previous calendar year, except that Mr. Parker received $50,000, Mr. Walner received $40,000 and Ms. Ehrenberg received $60,000 in September 2000 as consideration for remaining in the employ of the Company through August 31, 2000. The bonus compensation disclosed for Messrs. Barovick (2001), Bress (2001) and Costello (2002) includes signing bonuses of $250,000, $50,000 and $250,000, respectively, and for Messrs. Barovick and Costello, includes for the 2002 fiscal year bonuses of approximately $1,077,000 and $126,000, respectively, paid and applied to outstanding principal and interest with respect to loans made to them from the Company, and increased to cover certain payroll taxes. See “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” below.

(3)	Pursuant to his employment agreement, entered into with the Company as of May 15, 2001, Mr. Barovick received, among other compensation, an option to purchase 500,000 shares of common stock, and was granted the right to purchase 125,000 shares of common stock of the Company on August 13, 2001, at a discount of $.50 per share from fair market value as of the purchase date. Mr. Barovick purchased the 125,000 shares for a purchase price of $4.11 per share. Pursuant to his separation agreement, the Company repurchased the 125,000 shares in March 2003 at a purchase price of $4.11, which was $2.81 higher than the market price effective on the date of repurchase, resulting in compensation to Mr. Barovick of $351,000. The gross purchase price of $514,000 was applied toward the repayment, in part, of the Loan granted to Mr. Barovick pursuant to his employment agreement. See “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” below.

(4)	The amounts represent options to purchase the numbers of shares of common stock indicated.

(5)	The amounts represent Company contributions made during each calendar year following the 2001 and 2000 plan years (calendar years) to the 401(k) plan accounts of the designated individuals, plus additional amounts indicated in these footnotes for Messrs. Barovick, Bress, Costello, Parker and Walner. Please also see “Employment Contracts, and Termination and Change-in-Control Arrangements” below for more information.

(6)	Pursuant to Mr. Barovick’s March 2003 separation agreement, he received approximately $1,329,000, equivalent to approximately fifteen and one half months of salary and related benefits and perquisites. In addition, the Company forgave the balance of the Loan that was granted to him as part of his employment agreement which, after applying the value of the 125,000 restricted shares returned to the Company, had an outstanding balance of approximately $520,000 at the time of his termination.

(7)	Pursuant to Mr. Parker’s May 2001 separation agreement, he received certain benefits under the Executive Plan of approximately $370,000, equivalent to twelve months’ base salary, benefits and perquisites, and his target bonus for the 2001 calendar year pro-rated to the date of his termination. In addition, he received approximately $23,000 in return for cancellation of his outstanding options to purchase common stock of the Company.

(8)	Pursuant to Mr. Walner’s July 2003 separation agreement, he received approximately $723,000, equivalent to twelve months’ salary and related benefits and perquisites and his target incentive compensation for the 2002 calendar year.

(9)	Pursuant to Mr. Bress’ March 2003 separation agreement, he received approximately $343,000, equivalent to eight months of salary and related benefits and perquisites.

(10)	Pursuant to Mr. Costello’s July 2002 separation agreement, he received approximately $720,000, equivalent to twelve months’ salary and related benefits and perquisites. In addition, the Company made a payment to Mr. Costello of $200,000 equal to the outstanding principal balance of the Loan that was granted to him as part of his employment agreement.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Potential Realizable
Value at Assumed
Annual Rates of
Stock Price
Appreciation For
Individual Grants					Option Term(1)

	Number of	Percent of
	Securities	Total
	Underlying	Options/SARs	Exercise or
	Options/SARs	Granted to	Base
	Granted(2)	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

NONE—NO OPTIONS GRANTED TO EXECUTIVE OFFICERS DURING FISCAL 2003

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END

OPTION/SAR VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARs at	In-the-Money Options/SARs
	Acquired on	Value	FY-End(#)	at FY-End($)
	Exercise	Realized
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Maureen A. Ehrenberg	0	0	186,022/28,000	$0/$0
Robert H. Osbrink	0	0	13,500/1,500	$0/$0
Robert J. Walner	0	0	76,250/43,750	$0/$0

(1)	The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the Over-The-Counter Bulletin Board on June 30, 2003 ($1.17 per share).

C.	Employment Contracts, and Termination of Employment and Change-in-Control Arrangements

Former CEO Employment Agreement & Separation Agreement. Barry M. Barovick, the Company’s former President, Chief Executive Officer and a director of the Company, entered into an employment agreement with the Company effective May 15, 2001. The agreement provided for a term beginning May 15, 2001 and ending June 30, 2004, with provisions for an extension of the agreement through June 30, 2007 with the consent of both parties. The agreement also provided for an annual salary of $1,000,000, a signing bonus of $250,000, a first-year guaranteed bonus of $450,000, an annual cash incentive program with a target bonus of 50% of salary, up to a maximum of 100% of salary and the provision of certain life and disability insurance coverage in excess of the Company’s group benefit programs. Pursuant to the agreement, Mr. Barovick received, on May 15, 2001, an option to purchase 500,000 shares of common stock of the Company at an exercise price of $4.80 per share, which was the fair market value as of the date of grant (the “Option”); and the right to purchase on August 13, 2001, 125,000 shares of common stock, at a purchase price per share which was $ .50 less than fair market value on the date of purchase (the “Restricted Shares”). Mr. Barovick purchased the Restricted Shares at a price of $4.11 per share. If Mr. Barovick’s employment with the Company was terminated prior to the third anniversary of the purchase, the Company had the right to repurchase the Restricted Shares at the purchase price paid by Mr. Barovick.

This right expired as to one-third of the shares on each anniversary of the purchase date, so long as Mr. Barovick remained employed with the Company. Also, pursuant to the employment agreement, Mr. Barovick had the right to receive an additional option to purchase 50,000 shares at the end of each of his first and his second anniversaries of employment. Also, pursuant to the agreement, he received a loan in the amount of $1,500,000, at an interest rate of 4.25% per annum, and which matures in three years (the “Loan”). Mr. Barovick had a retention bonus program which provided annual bonuses while he continued in employment as Chief Executive Officer of the Company, sufficient to repay the Loan and the employment taxes payable in connection with the bonuses. During the 2002 fiscal year, Mr. Barovick received approximately $1,077,000 under the retention bonus program. The agreement contained certain provisions related to payments to be made in the event of Mr. Barovick’s termination of employment, including semi-monthly payments equal to his salary, benefits and target bonus compensation for the lesser of 12 months’ or the remaining term of his agreement in the event of termination of his employment by the Company “without Cause” or by Mr. Barovick for “Good Reason,” as those terms are defined therein, and acceleration of the vesting of his Option. In addition, if the aforementioned termination occurred after the first year of his employment, he was entitled to an additional lump sum payment equal to the salary, benefits and target bonus compensation for the same period.

In connection with his resignation as Chief Executive Officer and President effective as of March 14, 2002, the Company entered into a separation agreement with Mr. Barovick that provided for base compensation payments, based on an annual base compensation of One Million Dollars ($1,000,000), through December 31, 2003 and payments of One Hundred Thousand Dollars ($100,000) on or about the 15th day of each of the five months commencing January 2004. In addition, Mr. Barovick received approximately $37,000 of Company benefits and accrued vacation. The Company also agreed to repurchase from Mr. Barovick 125,000 shares of common stock for the price he originally paid, or approximately $514,000, which proceeds were applied to the outstanding principal and accrued interest due under the Loan. The remaining outstanding portion of the Loan, together with interest accrued through termination, was forgiven by the Company in the amount of $520,000.

Former CFO Employment Agreement & Separation Agreement. Ian Y. Bress, the Company’s former Chief Financial Officer of the Company, entered into an employment agreement with the Company effective June 18, 2001, which was amended effective October 3, 2001. The agreement, as amended, provided for a term beginning June 18, 2001 and ending June 30, 2004. The agreement also provided for an initial annual salary of $450,000 increasing to $500,000 on July 1, 2002, a signing bonus of $50,000, a first-year guaranteed bonus of $225,000, and an annual cash incentive program thereafter with a target bonus of 50% of salary, up to a maximum of 80% of salary. Pursuant to the agreement, Mr. Bress received, on June 28, 2001, an option to purchase 100,000 shares of common stock of the Company at an exercise price of $5.00 per share, which was the fair market value as of the date of grant; and the right to receive an additional option to purchase 150,000 shares at the end of his second anniversary of employment. The agreement contained certain provisions related to payments to be made in the event of Mr. Bress’ termination of employment, including payments equal to his salary and benefits for the lesser of 12 months’ or the remaining term of his agreement in the event of termination of his employment by the Company “without Cause” or by Mr. Bress for “Good Reason,” as those terms are defined therein.

In connection with his resignation as Chief Financial Officer effective as of February 28, 2002, the Company entered into a separation agreement with Mr. Bress whereby the Company agreed to pay Mr. Bress the sum of Three Hundred Twenty-Five Thousand Dollars ($325,000), payable at the rate of Forty-One Thousand Six Hundred Sixty-Seven Dollars per month ($41,667.00). Mr. Bress also received Company benefits and accrued vacation of approximately $23,000.

Former COO Employment Agreement & Separation Agreement Mark R. Costello, the Company’s former Chief Operating Officer, entered into an employment agreement with the Company effective July 23, 2001. The agreement provided for a term beginning July 23, 2001 and ending July 23, 2004, an initial annual salary of $600,000, a signing bonus of $250,000, a first-year guaranteed bonus of $250,000, and an annual cash incentive program thereafter with a target and maximum bonus of 50% of salary. Pursuant to the agreement, Mr. Costello received, on August 9, 2001, an option to purchase 250,000 shares of common stock of the Company at an exercise price of $4.70 per share, which was the fair market value as of the date of grant; and the right to receive an additional option to purchase 200,000 shares at the end of his second anniversary of employment. Also, pursuant to the employment agreement, Mr. Costello received a loan in the amount of $300,000, at an interest rate of 4.07% per annum, and which matured in three years. Mr. Costello had a retention bonus program that provided for annual bonuses while he continued in employment as Chief Operating Officer of the Company, sufficient to repay the loan and the employment taxes payable in connection with the portion of the bonuses equal to the interest payable on the loan. During the 2002 fiscal year, Mr. Costello received a retention bonus of approximately $126,000 under this program.

In connection with his resignation as Chief Operating Officer on July 12, 2002, the Company entered into a separation agreement with Mr. Costello that provided for payments equal to 12 months’ salary based upon his second year salary under the employment agreement, or $650,000; approximately $70,000 of Company benefits and accrued vacation; and a payment of $200,000 equal to the outstanding principal payable on his loan.

Former CAO Employment Agreement & Separation Agreement. Robert J. Walner, Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary of the Company, entered into an employment agreement with the Company effective December 14, 2001. The period of contract employment under the agreement commenced December 14, 2001 and ended June 30, 2004. The agreement also provided for an initial annual salary of $325,000, increasing to $375,000 on January 1, 2002 and to $450,000 on January 1, 2003, a guaranteed bonus of $120,000 payable with respect to the 2001 calendar year, and an annual cash incentive program with a target bonus of 50% of salary, up to a maximum of 80% of salary. Pursuant to the agreement, Mr. Walner received, on June 19, 2002, an option to purchase 50,000 shares of common stock of the Company at an exercise price of $2.85 per share, which was the fair market value as of the date of grant. The agreement contained certain provisions related to payments to be made in the event of Mr. Walner’s termination of employment, including payments equal to his salary and benefits for the lesser of 12 months’ base salary or the remaining term of his agreement, plus acceleration of vesting of his options, in the event of termination of his employment by the Company “without Cause” or by Mr. Walner for “Good Reason,” as those terms are defined therein.

In connection with his resignation as Administrative Officer, Legal Officer and Corporate Secretary of the Company, effective as of July 2, 2003, the Company entered into a separation agreement with Mr. Walner that provided for payments of $75,000 per month for six (6) months, a target incentive payment for calendar 2002 of $188,000, and approximately $85,000 of Company benefits and accrued vacation.

Employment Agreements of Co-Chief Executive Officers

In April 2003, subsequent to Mr. Barovick’s resignation as Chief Executive Officer and President of the Company, four of the Company’s executive management commenced acting as Co-Chief Executive Officers of the Company. Set forth below are the employment agreements and arrangements with each of these individuals, all of which existed at the time these individuals began acting as Co-Chief Executive Officers, and none of which were amended as a result thereof.

Richard L. Fulton

Effective September 1, 2002, Mr. Fulton signed an exclusive employment agreement with the Company to serve as the Company’s Executive Vice President, Transaction Services— East Coast for a term of two (2) years. Mr. Fulton receives a base salary of $500,000 for the first year of the term and $550,000 for the second year of the term. In addition, Mr. Fulton is eligible to annual bonus compensation based upon his performance and the performance of the Company in accordance with goals to be established by Mr. Fulton and the Chief Executive Officer of the Company. Mr. Fulton is also entitled to receive health and other benefits generally afforded executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses in connection with his duties. The agreement also contains confidentiality, non-competition, and non-solicitation provisions and is terminable by the Company in the event of the death or incapacity of Mr. Fulton, or for cause, or without cause in which event Mr. Fulton will receive the lesser of six (6) months base salary or the remaining base salary due under the agreement as severance.

Effective April 1, 2003, Mr. Fulton and the Company amended his executive employment agreement to reduce his base salary to $425,000 during the period April 16, 2003 to December 31, 2003 and then to reinstate his base salary to $550,000 for the period January 1, 2004 through the remainder of the term.

Robert Osbrink

Effective January 1, 2002, Mr. Osbrink signed an exclusive employment agreement with the Company to serve as the Company’s Regional Managing Director of the Company’s Southwestern Region for a term of three (3) years. Mr. Osbrink receives a base salary of $260,000 per annum during the first year of the term and a discretionary bonus of 20% of base salary based upon the performance of Mr. Osbrink and the Company in the Southwest Region in accordance with goals to be established by Mr. Osbrink and the Chief Operating Officer of the Company. In addition to his base salary and discretionary bonus, Mr. Osbrink is also entitled to receive an annual profitability bonus in accordance with a formula based upon the Company’s return on revenue with respect to the Southwest Region relative to the Company’s approved calendar year budget. In addition, during the first year of the term, Mr. Osbrink was to receive no less than his base salary plus a discretionary bonus of up to 80% of his base salary or the formulaic bonus compensation that is based upon the Company’s return on revenue with respect to the Southwest Region, whichever is greater. Mr. Osbrink is also entitled to receive health and other benefits generally afforded executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. Mr. Osbrink’s agreement is subject to confidentiality, non-competition and non-solicitation provisions and is terminable by the Company upon his death, disability, or for cause, or without cause, in which event Mr. Osbrink is entitled to the lesser of six (6) months base salary or the remaining base salary due under the agreement as severance.

On August 16, 2002, the Company and Mr. Osbrink entered into the initial amendment to his employment agreement increasing his base salary, effective August 16, 2002, to $500,000 for the balance of the 2002 calendar year and effective January 1, 2003, to $550,000 for the remainder of the term of the Agreement. In addition, pursuant to this amendment, in the event Mr. Osbrink is terminated without cause, his discretionary bonus is to be paid in a lump sum and his severance was increased from six (6) months to (12) months of base salary. Although not a contractual obligation, the Company also agreed to pay Mr. Osbrink a retroactive salary adjustment of approximately $81,000 in September 2002. Thereafter, effective April 1, 2003, a second amendment to Mr. Osbrink’s employment agreement was entered into by Mr. Osbrink and the Company pursuant to which his base salary, which at that time was $550,000, was reduced to $450,000 per annum commencing April 16, 2003 and continuing to December 31, 2003, and is thereafter reinstated to $550,000 for the remainder of the term of the Agreement.

Brian D. Parker

Effective March 1, 2003, Mr. Parker signed an exclusive employment agreement with the Company to serve a term of one (1) year as the Chief Financial Officer of the Company for a base annual salary of $360,000. In addition, Mr. Parker was entitled to receive a target bonus compensation of up to 50% of base salary, of which 50% is guaranteed and paid currently, based upon the performance of both Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company. Mr. Parker is also entitled to participate in the Company’s health and other benefit plans generally afforded executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The agreement contains confidentiality, non-competition and non-solicitation provisions and is terminable by the Company upon Mr. Parker’s death or disability, or for cause, or without cause in which event Mr. Parker is entitled to the lesser of four (4) months base salary or the remaining base salary due under the agreement.

On April 1, 2003, Mr. Parker and the Company agreed to an amendment of his employment agreement, reducing his annual base salary to $324,000 and the guaranteed portion of his target bonus to 45% commencing April 16, 2003 through December 31, 2003, and providing to reinstate his annual base salary and guaranteed bonus thereafter to their original amounts for the remainder of the term of the Agreement.

Maureen Ehrenberg

Maureen Ehrenberg, who is subject to an Executive Change of Control Plan as described directly below, is currently compensated by the Company at a base salary of $400,000 per annum effective January 1, 2003. Ms. Ehrenberg also received during fiscal year 2003 a calendar 2002 bonus of $25,000, a one time payment of $75,000 and a $50,000 pre-payment towards her calendar 2003 annual bonus. Ms. Ehrenberg does not have a formal written employment agreement with the Company. She is also reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties and is afforded health and other benefits generally afforded executive employees of the Company.

Plans Applicable to Ms. Ehrenberg.

Executive Change of Control Plan. Pursuant to a plan approved by our Board of Directors effective May 10, 1999, and as amended effective February 10 and June 1, 2000, certain officers of the Company have been eligible to receive certain compensation and benefits if their employment with the Company is affected by a “Change of Control” of the Company (“COC Plan”). As of the date of this proxy statement, the remaining officer eligible to participate in the COC Plan is Ms. Ehrenberg. A “Change of Control,” for purposes of the plan, includes the acquisition of 25% or more of our outstanding common stock, a change of a majority of directors on the Board, a merger, a sale or liquidation of the Company, subject to certain exceptions related to current principal stockholders and directors; or a reduction in the ownership by current principal stockholders to under 45%. If a Change of Control occurs, we have committed to employ Ms. Ehrenberg for two years, or otherwise to compensate her if her employment is terminated without cause during that period. The plan gives her the opportunity to terminate employment during a 30-day window period after six months have elapsed from a Change of Control, and receive benefits under the plan. During the two-year employment period, she is to receive compensation and benefits commensurate with levels existing before the Change of Control. Upon termination of employment within the two-year period, other than for cause, she will receive compensation equal to two years’ salary and two years of the highest previous bonus (as defined in the plan); provided that if she resigns during the 30-day window period without her employment having been adversely affected as a result of the Change of Control, she will receive the two years’ salary and one year’s bonus. In addition, standard benefits and perquisites or their equivalents are to be provided for two years if her employment is terminated during the two-year period. The plan is effective for three years, and will generally be automatically renewed for consecutive three-year periods. The plan can only be terminated with respect to Ms. Ehrenberg by mutual agreement with the Company.

Executive Incentive Bonus and Severance Plan. Effective June 1, 2000, our Board of Directors also approved an Executive Bonus and Severance Plan, pursuant to which certain officers of the Company received certain incentive compensation with respect to the 2000 calendar year related to continuation of their employment with the Company. The plan provides the following additional benefits, and Ms. Ehrenberg is the remaining officer eligible to participate in the plan: if she is terminated without cause or if her position is reduced or otherwise adversely affected, then she will be entitled to the following (“Severance Pay”): a) base salary and earned bonus pro-rated to the date of termination; b) one year’s base pay; c) continuation of benefits and perquisites or their equivalent for one year; and d) with respect to vested options held by her at termination— one of the following alternatives to be elected by the Company, or if not elected, then chosen by the participant: 1) repurchase by the Company of the vested options at a cash price per share equal to the spread between the average closing price for the five days prior to termination and the exercise price(s) of the options; 2) we will attempt to facilitate a purchase of the shares exercised; or 3) we will extend the expiration date of the options to twelve months after termination of employment and permit payment of the exercise price of the options by deduction of a sufficient number of the shares exercised to cover the purchase price. If she becomes entitled to benefits under the COC Plan, she will not be entitled to this Severance Pay.

D.   Compensation Committee

Subsequent to Mr. Leibowitz’ resignation from the Board of Directors in March 2003, Mr. Kojaian is currently the sole member of the Compensation Committee. Mr. Kojaian has never served as an officer or employee of the Company.

E.   Compensation Committee Report on Executive Compensation

The following Compensation Report and the section entitled, “Grubb & Ellis Stock Performance” are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the 1933 Act or the Exchange Act.

The committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and in doing so enhance stockholder value.

In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, our policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily the Peer Group companies referred to below under “Grubb & Ellis Stock Performance.”

Section 162(m) of the Internal Revenue Code generally imposes a limit of $1 million per taxable year on deducting from taxable income of a company the compensation paid to each of the chief executive officer and the other four most highly compensated executive officers. We monitor the compensation levels potentially payable under our compensation programs in light of the provisions of Section 162(m), but retain the flexibility necessary to provide total compensation in line with competitive practices, the Company’s compensation philosophy and the Company’s best interests.

The compensation programs of the Co-Chief Executive Officers Maureen Ehrenberg, Richard Fulton, Robert Osbrink and Brian Parker are described in “Employment Contracts, and Termination of Employment and Change-in-Control Arrangements” above. In approving the compensation terms of their employment agreements including bonus compensation after the first year of employment, we took into consideration our knowledge of competitive compensation programs for chief executive officers and their level of responsibility and expectations of future performance.

Base salaries and target percentages of salaries applicable for bonus compensation were approved based on input from the Human Resources Department, and on our knowledge of competitive salaries as described above and, as applicable, our judgment about the executives’ individual past performance, expectations of future performance, and most importantly, level of responsibilities. Bonuses were earned upon a number of factors including achievement of annual targeted levels of Company-wide, and applicable business unit, revenue, EBITDA margin and net income, and performance to unit budgets. No one factor was a prerequisite to receiving the bonuses.

Stock options are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Board believes that granting equity incentives to our management helps retain and motivate management. In recommending grants of stock options by the Board, the committee takes into account the scope of responsibility, the performance requirements and anticipated contributions to the Company of each proposed optionee. Our decision to recommend the award of equity incentives at the time of hiring, entering into employment contracts or promotion is based upon the circumstances of each situation, including the level of responsibility of the executive. The exercise price of each option granted is set at fair market value at the date of grant, which represent ongoing incentives to contribute to the Company. The options vest over two-to-four years. We determine the recommended number of shares for the options given to each executive, primarily based upon the executive’s level of responsibility and the number and price of options then held by the executive.

THE COMPENSATION COMMITTEE

C. Michael Kojaian

F.     Grubb & Ellis Stock Performance

The following graph shows a five-year comparison of cumulative total stockholder return on our common stock against the cumulative total return on the S&P 500 Stock Index, and a peer group of the Company (“Peer Group”). The comparison assumes $100 was invested on June 30, 1998 in each of the foregoing and that all dividends, if any, were reinvested.

Method of Selection of Peer Group. We believe that the following commercial real estate firms have been our primary, nationwide competitors having publicly-traded stock: CB Richard Ellis Services, Inc., although it ceased having publicly traded equity in July 2001 (“CB”); Insignia Financial Group, Inc. (“Insignia”) which merged with CB in July, 2003; Jones Lang LaSalle Incorporated (“LaSalle”); and Trammell Crow Company (“Trammell Crow”). In addition to La Salle and Trammell Crow, the Peer Group we have used consists of the public companies with the same company-level Standard Industrial Classification (“SIC”) Code as the Company, as reported by Primark Corporation as of June 30, 2003. Our company-level SIC Code is 6531— real estate agents and managers. We have excluded from the Peer Group those firms whose primary business is not real estate transactional, referral or management business, such as firms whose business is primarily real estate investment (e.g., real estate investment trusts). The Peer Group firms are, in addition to the Company: Homelife, Inc.; Kennedy-Wilson, Inc.; LaSalle; Most Home Corporation; Pacific Northwest Development Corporation; ResortQuest International, Inc.; Southern Realty Co.; Trammell Crow Company; and Why USA Financial Group, Inc. Some of these companies do not have a five-year stock history.

Comparison of Five-Year Cumulative Total Return*

Grubb & Ellis Company, S&P 500 and a Peer Group

(Performance Results Through June 30, 2003)

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	6/30/98	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03

Grubb & Ellis Company	$100.00	$35.53	$41.23	$38.60	$17.47	$8.25
S&P 500	$100.00	122.76	131.66	112.13	91.96	92.19
Peer Group	$100.00	54.32	31.16	34.33	43.37	29.93

*	The comparisons in this table are not intended to forecast or to be indicative of possible future performance of our common stock.

RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between the Company and our directors, executive officers, and principal stockholders. On a quarterly basis, the Audit Committee reviews information about transactions involving Archon Group, L.P., an affiliate of GS Group (“Archon”), and its affiliates, and the Kojaian Investors and their affiliates, as described below, compared to transactions with other parties, and makes an independent recommendation to the Board as to the benefit to stockholders from such transactions. See also “Questions and Answers About Voting”

regarding the 1997 Voting Agreement and Designation of Series A Committee Members, and “Compensation Committee Interlocks and Insider Participation” above.

2002 Preferred Stock

In May 2002, the Company entered into a securities purchase agreement with Kojaian Ventures, L.L.C. (“KV”), an affiliate of the Chairman of the Board of Directors, which provided for the following: purchase of 1,337,358 shares from the Company at the same aggregate purchase price that the Company paid for the Warrant Shares from Warburg, or $4,158,431, and the extension of a $11,237,500 loan (the “Loan”) junior to the other lenders under the credit agreement. Approximately $6 million of the financing was used to pay down certain revolving debt under the credit agreement and approximately $5 million was used to repay the Warburg $5 million Loan. The Loan bore interest at the rate of 12% per annum, compounded quarterly. The promissory note evidencing the Loan (the “Note”) was convertible, generally at the option of the holder, into shares of an amended Series A Preferred Stock, calculated by dividing the outstanding principal, accrued interest and certain costs (the “Conversion Amount”) by the stated value of $1,000 per share. The terms of the Preferred Stock include an accrued dividend of 12% per annum, compounded quarterly, as well as a preference on liquidation equal to the greater of two times the Conversion Amount or the equivalent of 40% of the consideration to be paid to all equity holders, subject to adjustment. In addition, the Preferred Stock also entitles its holder(s) to vote on all matters subject to stockholders’ vote in an amount equivalent to the liquidation preference, to appoint a three-person committee whose approval is required for certain sale, merger, recapitalization, reorganization, acquisition and liquidation events, and veto rights over certain other corporate actions. On September 19, 2002, KV converted the Note to 11,725 shares of Series A Preferred Stock. As of the Record Date, the voting power of such shares was equivalent to 11,127,025 shares of common stock.

2003 Subordinated Debt

Kojaian Funding, L.L.C., an affiliate of the Chairman of the Board of Directors, made a $4 million subordinated loan to the Company on May 9, 2003 (the “Subordinated Loan”) for working capital purposes. The Company is obligated to pay interest only on the Subordinated Loan during its term at the rate of 10% per annum, payable monthly in arrears. The entire principal amount of the Subordinated Loan is due on July 15, 2004, although it may be prepaid in whole or in part at any time by the Company without premium or penalty upon fifteen (15) days’ prior notice. The Subordinated Loan is secured by all assets of the Company and is guaranteed by all the Company’s subsidiaries, although such security interest is subordinate to the interests of the lender under the Credit Facility. The Company paid a 1% financing fee in connection with the closing of the Subordinated Loan.

The material terms and conditions of the Subordinated Loan were negotiated by a special committee comprised of the disinterested member of the Company’s Board of Directors, which committee was established for such purpose. The special committee recommended the entering into of the Subordinated Loan to the full Board of Directors of the Company, which unanimously approved such terms.

Credit Facility

Kojaian Capital, L.L.C. (the “New Lender”), an affiliate of the Company’s Chairman of the Board of Directors, acquired the Company’s Credit Agreement from the Banks on June 6, 2003.

On June 20, 2003, the Company and the New Lender entered into the sixth amendment to the Credit Agreement (the “Sixth Amendment”) which, among other things, defers further amortization of the principal obligations due under the Credit Agreement until September 30, 2004, and eliminates certain minimum EBITDA and fixed charge ratio covenant requirements through June 30, 2004. As a result of the Sixth Amendment, the Company was no longer in default under the Credit Agreement relating to the achievement of these financial covenants or otherwise.

The Company has fully utilized its revolving credit facility through borrowings of $5.0 million. The borrowings under the revolver are due upon termination or maturity of the credit agreement, December 31, 2005. In addition, the Company must repay all outstanding amounts and not re-borrow such funds for a period of 30 consecutive days each December.

Interest on outstanding borrowings under the credit facility is based upon Bank of America’s prime rate and/or a LIBOR based rate plus, in either case, an additional margin based upon a particular financial leverage ratio of the Company, and vary depending upon which interest rate options the Company chooses to be applied to specific borrowings. The average interest rate incurred by the Company on the Credit Agreement obligations during fiscal year 2003 was 5.70%. Beginning in September 2004, the term loan amortizes on a quarterly basis through December 31, 2005 when both facilities mature.

Scheduled principal payments on the term loan portion of the Credit Agreement are as follows (in thousands):

Year Ending June 30	Amount

2004	$—
2005	8,000
2006	19,300

$27,300

Repayment of the Credit Agreement is collateralized by substantially all the Company’s assets and the Credit Agreement contains certain restrictive covenants, including, among other things: restrictions on indebtedness, the payment of dividends, the redemption or repurchase of capital stock, acquisitions, investments and loans.

Other Related Party Transactions

We believe that the fees and commissions paid to the Company as described below were comparable to those that would have been paid to unaffiliated third parties.

Archon, an affiliate of GS Group, a principal stockholder of the Company, is engaged in the asset management business, and performs asset management services for various parties. Mr. Williams, a director of the Company until November 18, 2002, is also a director of Archon and an officer of Archon Gen-Par, Inc., the general partner of Archon. During the 2003 fiscal year, Archon, its affiliates and portfolio property owners paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered to Archon and its portfolio properties: $2,176,000 in management fees, $1,497,000 in real estate sale and leasing commissions and $232,000 in fees for other real estate and business services. The Company also paid asset management fees to Archon’s affiliates of approximately $239,000 related to properties the Company manages in their behalf. In addition, Archon, its affiliates and portfolio companies were involved in transactions as purchasers or lessees during the 2003 fiscal year, for which the Company received approximately $62,000 in real estate commissions from the property owners and sellers.

The Kojaian Companies and Kojaian Management Corporation (collectively, “KMC”) are controlled by the Kojaian Investors. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2003 fiscal year, KMC and its portfolio companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $6,067,000 for management services, $281,000 in real estate sale and leasing commissions and $39,000 for other real estate and business services. The Company also paid asset management fees to KMC of approximately $3,295,000 related to properties the Company manages in its behalf. In addition, KMC and its portfolio companies were involved in one transaction as a lessee during the 2003 fiscal year, for which the Company received a real estate commission of approximately $10,000 from the landlord. In August 2002, the Company entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.

Chelsea GCA Realty, Inc., a Warburg portfolio company for which Mr. Leibowitz, a director of the Company until March 25, 2003, serves as a director, paid the Company approximately $277,000 in real estate sales and leasing commissions during the 2003 fiscal year.

Executive Loans

Mr. Barovick received a loan of $1,500,000 in connection with his commencement of employment as President and Chief Executive Officer of the Company on May 15, 2001. The loan bore interest of 4.25% per annum and was amortized over three years from his start date. Mr. Barovick had a retention bonus program that provided annual bonuses while he continued employment as Chief Executive Officer of the Company, sufficient to repay the Loan and the employment taxes payable in connection with the bonuses. In connection with his resignation from the Company, Mr. Barovick received compensation as outlined in his Separation Agreement dated March 14, 2003.

Mr. Costello received a loan of $300,000 in connection with his commencement of employment as Chief Operating Officer of the Company on July 23, 2001. The loan bore interest of 4.07% per annum and was amortized over three years from his start date. Mr. Costello had a retention bonus program that provided annual bonuses while he continued in employment with the Company, sufficient to repay the loan. In connection with his resignation from the Company, Mr. Costello received, in addition to other compensation, compensation in the amount of $200,000, which was used to repay the remaining principal of the loan at July 12, 2002.

This concludes our proxy statement. We hope that you found it informative and look forward to seeing you at our Annual Meeting.

BY ORDER OF THE BOARD
OF DIRECTORS

Clifford A. Brandeis
Corporate Secretary

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ADD 6	C 1234567890 J N T

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Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE
VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR all nominees for Directors
For Withhold
01	— R. David Anacker
02	— Anthony G. Antone
03	— C. Michael Kojaian
04	— Rodger D. Young

2.	In accordance with the judgments of the Proxy Holders upon such other business as may properly come before the meeting and at any and all adjournments thereof

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Please date and sign exactly as your name appears on this Proxy Card. Joint owners should each sign. The full title or capacity of any person signing for a corporation, limited liability company, partnership, trust or estate should be indicated in the space below.

Appendix A

For the Annual Meeting of Stockholders — November 18, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I am a stockholder of Grubb & Ellis Company (the “Company”) and I have received the Notice of Annual Meeting of Stockholders dated October 20, 2003 and the accompanying Proxy Statement. I appoint Brian D. Parker and Maureen A. Ehrenberg and each or any of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of capital stock which I may be entitled to vote at the Annual Meeting of Stockholders to be held in the Birch Room of the Northbrook Hilton, 2855 North Milwaukee Avenue, Northbrook, Illinois, on Tuesday, November 18, 2003 at 9:00 a.m. or at any and all adjournments thereof, with all powers which I would have if I were personally present at the meeting.

The shares represented by this Proxy will be voted in the way that I direct. If no direction is made, the Proxy will be voted “FOR” all nominees listed under the “Election of Directors,” all of whom have been nominated by the Board of Directors as described in the accompanying Proxy Statement. If any of the nominees listed becomes unavailable to serve as a director prior to the Annual Meeting, the Proxy will be voted for any substitute nominee(s) designated by the Board of Directors. I ratify and confirm all that the above Proxy Holders may legally do in relation to this Proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

(Continued and to be signed on reverse side.)

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Just follow these easy steps:		Just follow these easy steps:

1.	Read the accompanying Proxy Statement.	1.	Read the accompanying Proxy Statement.

2.	Call toll free 1-888-583-9310 in the United States or Canada any time prior to 1:00 A.M., Central Time, November 18, 2003 on a touch tone telephone. There is NO CHARGE to you for the call	2.	Go to the following website prior to 1:00 A.M., Central Time, November 18, 2003: www.computershare.com/us/proxy.

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